Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Announces First Quarter Results

BROOMFIELD, Colo., April 24, 2008—Ball Corporation [NYSE:BLL] today reported first quarter 2008 earnings of $83.8 million, or 85 cents per diluted share, on sales of $1.74 billion, compared to $81.2 million, or 78 cents per diluted share, on sales of $1.69 billion in the first quarter of 2007.
The first quarter 2008 results include an after-tax gain of $4.4 million, or five cents per diluted share, on the sale during the quarter of an aerospace engineering services business in Australia.
The improvement over what were record results in the first quarter of 2007 was due to better performance in the company’s metal food and household products, Americas, segment; modest improvement in the company’s plastic packaging, Americas, segment; continued sales and earnings growth in the metal beverage packaging, Europe, segment; and fewer shares outstanding as a result of stock repurchases. First quarter results in the metal beverage packaging, Americas/Asia, segment and the aerospace and technologies segment were down from especially strong performances in the first quarter of 2007.
“We are pleased with our first quarter performance,” said R. David Hoover, chairman, president and chief executive officer. “We felt it would be a challenge to equal our 2007 first quarter performance due to the unusually strong results we experienced in metal beverage packaging, Americas and Asia, and aerospace and technologies last year. To see results begin to turnaround in our metal food and household products packaging, Americas, segment and to have overall results for the quarter exceed a year ago is gratifying.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 2

Metal Beverage Packaging, Americas/Asia

Earnings in the corporation’s metal beverage packaging, Americas/Asia, segment were $74 million on sales of $703.9 million, compared to $101.9 million on sales of $701.8 million in the first quarter of 2007. During the first quarter of 2008, the company changed its segment reporting to include results from China in what is now the metal beverage packaging, Americas/Asia, segment. The results for the quarter ended April 1, 2007, have been adjusted for the change (see note 1 in the accompanying condensed financials).
“We announced yesterday that we plan to close our metal beverage container manufacturing plant in Kent, Wash.,” said John A. Hayes, executive vice president and chief operating officer. “That will help balance our 12-ounce beverage can manufacturing capacity in North America to our current and anticipated needs; redeploy economically unsustainable capacity; and better utilize the equipment to generate higher returns elsewhere in our worldwide system.”

Metal Beverage Packaging, Europe

Earnings in the metal beverage packaging, Europe, segment were $48 million on sales of $405.6 million, compared to $36.8 million on sales of $320.7 million in the first quarter of 2007.
“Can sales volumes in our metal beverage packaging, Europe, segment were up more than 13 percent over the first quarter of 2007, mainly related to continued market growth throughout the region and our ability to meet the demand, thanks to the start up of new lines in Hassloch and Hermsdorf, Germany, during the second quarter of last year,” Hayes said. “A stronger euro also contributed to the earnings improvement.”

Metal Food & Household Products Packaging, Americas

The metal food and household products packaging, Americas, segment first quarter results were earnings of $14.8 million on sales of $263.8 million, compared to a loss of $0.2 million on sales of $278.8 million in the first quarter of 2007.
“The numerous actions we have taken and are taking are beginning to have a positive impact on the performance of our metal food and household products packaging segment,” Hayes said. “We are on target and on schedule toward completing this year the previously announced restructuring and streamlining of our manufacturing assets. We are making progress on rebuilding this business, but we still have a long way to go. We will continue to optimize our cost structure and pricing and pursue other opportunities to achieve acceptable and sustainable results in this segment.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 3

Plastic Packaging, Americas

Earnings in the plastic packaging, Americas, segment were $4.8 million on sales of $188.9 million, compared to $2.3 million on sales of $186.6 million in the first quarter of 2007.
“We continue to work on improving results in our plastic packaging, Americas, segment,” Hayes said. “The improvement in the first quarter was largely the result of our ongoing efforts to take costs out of our system and a better mix of custom products. We continue to focus on those factors and on additional ways to make this business segment economically sustainable.”

Aerospace and Technologies

Results in the aerospace and technologies segment were earnings of $22 million on sales of $178 million compared to $19.6 million on sales of $206.3 million in the first quarter of 2007. The first quarter 2008 results include a pre-tax gain of $7.1 million from the sale of the unit in Australia.
“We have several major projects and numerous smaller ones in various stages of bid and proposal,” Hayes said. “The timing on some of those projects is stretching out due to government budgets and funding priorities, but we feel good about our prospects.”

Outlook

Raymond J. Seabrook, executive vice president and chief financial officer, said, “Ball’s credit quality is strong, as demonstrated by a recent upgrading of our bank loans to investment grade by one of the rating agencies.
“We remain on track to repurchase $300 million of our common stock in 2008, having bought back a net $125 million worth through the first quarter,” Seabrook said. “Our full year cash flow is somewhat of a moving target this early in the year due in part to the timing of our capital spending on growth projects, but our current target is in the range of $300 million.”
“Our first quarter results provide a good start on what will be a busy year for Ball Corporation,” Hoover said. “We are building new facilities internationally, redeploying assets to achieve greater returns on them, consolidating operations to improve results and generally working to have leaner, more efficient businesses.
“The management structure we put in place at the beginning of the year is providing energy and focus throughout the company,” Hoover said. “That, along with the solid start, makes us optimistic about prospects for 2008.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 4

Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 15,500 people worldwide and reported 2007 sales of $7.4 billion.

Conference Call Details
Ball will hold its regular quarterly conference call on the company’s results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-732-6870. International callers should dial 212-231-2902. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1808135
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 1 p.m. Eastern Time on May 1, 2008. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21379244.
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (March 2008)
Unaudited Statements of Consolidated Earnings
	Three months ended
($ in millions, except per share amounts)	March 30, 2008	April 1, 2007
Net sales (Note 1)	$1,740.2	$1,694.2
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,437.7	1,394.3
Depreciation and amortization	74.6	65.0
Gain on sale of subsidiary (Note 2)	(7.1)	-
Selling, general and administrative	81.6	82.2
	1,586.8	1,541.5
Earnings before interest and taxes (Note 1)	153.4	152.7
Interest expense	(36.2)	(37.9)
Tax provision	(37.2)	(36.7)
Minority interests	(0.1)	(0.1)
Equity in results of affiliates	3.9	3.2
Net earnings	$83.8	$81.2
Earnings per share (Note 2):
Basic	$0.86	$0.79
Diluted	$0.85	$0.78

Weighted average shares outstanding (000s):
Basic	97,199	102,110
Diluted	98,589	103,815

Condensed Financials (March 2008)
Unaudited Statements of Consolidated Cash Flows

	Three months ended
($ in millions)	March 30, 2008	April 1, 2007
Cash Flows From Operating Activities:
Net earnings	$83.8	$81.2
Depreciation and amortization	74.6	65.0
Gain on sale of subsidiary (Note 2)	(7.1)	–
Income taxes	8.7	19.2
Pension funding and expense, net	4.5	4.2
Other changes in working capital	(381.1)	(281.3)
Other	2.0	4.0
	(214.6)	(107.7)
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(74.5)	(88.1)
Proceeds from sale of subsidiary	8.7	–
Property insurance proceeds	-	48.6
Other	(2.3)	2.4
	(68.1)	(37.1)
Cash Flows From Financing Activities:
Net change in borrowings	352.1	139.2
Dividends	(9.6)	(10.2)
Purchases of common stock, net	(125.1)	(87.5)
Other	0.4	3.0
	217.8	44.5
Effect of exchange rate changes on cash	3.2	–
Change in cash	(61.7)	(100.3)
Cash–beginning of period	151.6	151.5
Cash–end of period	$89.9	$51.2

Condensed Financials (March 2008)
Unaudited Consolidated Balance Sheets

($ in millions)	March 30, 2008	April 1, 2007
Assets
Current assets
Cash and cash equivalents	$89.9	$51.2
Receivables, net	675.1	698.6
Inventories, net	1,134.0	1,018.7
Deferred taxes and other current assets	220.6	90.7
Total current assets	2,119.6	1,859.2
Property, plant and equipment, net	1,999.9	1,889.2
Goodwill	1,952.6	1,770.4
Other assets	374.1	399.2
Total assets	$6,446.2	$5,918.0
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$309.1	$238.2
Payables and accrued liabilities	1,231.7	1,095.8
Total current liabilities	1,540.8	1,334.0
Long-term debt	2,450.5	2,360.7
Other liabilities and minority interests	997.6	1,007.9
Shareholders’ equity	1,457.3	1,215.4
Total liabilities and shareholders’ equity	$6,446.2	$5,918.0

Notes to Condensed Financials (March 2008)

1. Business Segment Information

Due to first quarter 2008 management reporting changes, Ball’s China operations are included in the metal beverage packaging, America and Asia, segment.  The results for the quarter ended April 1, 2007, have been retrospectively adjusted to conform to the current year presentation.

($ in millions)	Three months ended
	March 30, 2008	April 1, 2007
Sales–
Metal beverage packaging, Americas & Asia	$703.9	$701.8
Metal beverage packaging, Europe	405.6	320.7
Metal food & household packaging, Americas	263.8	278.8
Plastic packaging, Americas	188.9	186.6
Aerospace & technologies	178.0	206.3
Consolidated net sales	$1,740.2	$1,694.2

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$74.0	$101.9
Metal beverage packaging, Europe	48.0	36.8
Metal food & household packaging, Americas	14.8	(0.2)
Plastic packaging, Americas	4.8	2.3
Aerospace & technologies	14.9	19.6
Gain on sale of subsidiary (Note 2)	7.1	-
Total aerospace & technologies	22.0	19.6
Segment earnings before interest and taxes	163.6	160.4
Undistributed corporate costs	(10.2)	(7.7)
Earnings before interest and taxes	$153.4	$152.7

Notes to Condensed Financials (March 2008)

2. Sale of Subsidiary

On February 15, 2008, Ball Aerospace & Technologies Corp. (BATC) completed the sale of its shares in Ball Solutions Group Pty Ltd (BSG) to QinetiQ Pty Ltd for approximately $10.5 million.  BSG was previously a wholly owned Australian subsidiary of BATC that provided services to the Australian department of defense and related government agencies.  After an adjustment for working capital items, the sale resulted in a pretax gain of $7.1 million ($4.4 million after tax).

A summary of the effects of the above transaction on after-tax earnings follows:

	Three months ended
($ in millions, except per share amounts)	March 30, 2008	April 1, 2007

Net earnings as reported	$83.8	$81.2
Gain on sale of subsidiary, net of tax	(4.4)	–
Net earnings before gain on sale of subsidiary	$79.4	$81.2
Per diluted share before gain on sale of subsidiary	$0.80	$0.78

Ball’s management segregates the above item to evaluate the performance of the company’s operations.  The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings.  Non-U.S. GAAP measures should not be considered in isolation.

3. Subsequent Event

On April 23, 2008, the company announced plans to close a U.S. metal beverage packaging plant in Kent, Washington.  The plant operates two, 12-ounce aluminum beverage can manufacturing lines that produce approximately 1.1 billion cans annually.  Those lines will be redeployed to generate higher returns elsewhere in Ball’s worldwide system.  A pretax charge of approximately $12 million ($7 million after tax) will be recorded in the second quarter results.  On final disposition of the facilities, the closure is expected to be approximately $4 million cash positive inclusive of income tax benefits.